Exhibit 18

                            STOCK PURCHASE AGREEMENT


          THIS AGREEMENT ("Agreement") is made and entered into this ___ day of August, 1996, by and among Pettibone Corporation ("Buyer"), and Sage Capital Corporation, a shareholder (the "Seller") of Robertson Ceco Corporation (the "Company").

          WHEREAS, the Seller owns and desires to sell to Buyer 4,666,000 shares of common stock of Robertson Ceco Corporation (the "Shares"); and

          WHEREAS, Buyer desires to purchase the Shares;

          NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants, agreements and promises herein contained, the parties agree as follows:

          SECTION 1.  PURCHASE AND SALE

          1.1. Purchases. The purchase price for the Shares shall be $6 per share (the "Purchase Price"). Buyer shall purchase and the Seller shall sell Shares in the amounts and on the dates set forth below; provided, however, that Buyer may elect to purchase any or all of the Shares at any time or times prior to the specified Purchase Date by at least ten (10) days prior written notice to the Seller.

                                      Shares to       Purchase
                  Purchase Date      be Purchased       Price

              September 30, 1996     1,166,500      $ 6,999,000
              January 31, 1997       1,166,500        6,999,000

              September 30, 1997     2,333,000       13,998,000

                             TOTAL   4,666,000      $27,996,000

The Purchase Price for the Shares shall be increased to reflect interest on such amount at the Bank Rate from September 30, 1996 to the actual date of purchase. The "Bank Rate" for purposes hereof shall mean the interest rate per annum charged for borrowings by Buyer from its primary lending bank (or banks) as of the date hereof.

          SECTION 2.  CLOSING

          2.1. Closing. Each transfer of the Shares (a "Closing") shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois at 10:00 a.m. on the date of purchase.

          2.2.  Deliveries by Buyer.

          2.2.1. Closing. At each Closing, the Buyer shall deliver the following to the Seller:

          (a) the Purchase Price (plus any applicable interest) for Seller's Shares to be sold at such Closing; and

          (b) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

          2.3. Deliveries by Seller. At each Closing, Seller shall deliver the following to Buyer:

          (a) stock certificates for the Seller's Shares to be sold at such Closing together with stock powers with medallion signature guarantees; and

          (b) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

          2.4. Reorganizations and Changes in Capitalization. If there shall be any stock split, reverse stock split, merger, or similar reorganization, recapitalization or other transaction, affecting generally the capital stock of the Company, or any extraordinary dividend or stock dividend paid on or with respect to such stock (other than ordinary and customary cash dividends), appropriate adjustments shall be made hereunder with respect to the Purchase Price and the proxies granted herein so that the aggregate relative rights and obligations of the parties hereto shall not be affected by any such action.

          SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to the Buyer as of the date hereof and as of the Closing, as follows:

          3.1. Authority. The Seller has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the documents to be delivered at the Closing and to carry out the transactions contemplated hereby and thereby. The Seller is a validly existing corporation in good standing under its jurisdiction of incorporation.

          3.2. Validity. This Agreement has been duly executed and delivered and constitutes the lawful, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by Seller of this Agreement or the performance by the Seller of its obligations hereunder.

          3.3. Shares. The Seller is the owner of the Shares (which are currently held by Lehman Brothers in nominee name for Seller's account) and at the Closing will have good, marketable and indefeasible title thereto and the absolute right to sell, assign, transfer and deliver the same, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, voting agreements, transfer restriction agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

          SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

          The Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Closing, as follows:

          4.1. Authority. The Buyer has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the documents to be delivered at the Closing, and to carry out the transactions contemplated hereby and thereby.

          4.2. Validity. This Agreement has been duly executed and delivered and constitutes the lawful, valid and legally binding obligation of the Buyer, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by the Buyer of this Agreement or the performance by the Buyer of its obligations hereunder.

          4.3. Purchase for Investment. The Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution hereof, nor with any present intention of distributing or selling the same; and acknowledges and agrees that a legend shall be affixed to the certificate representing the Shares delivered at each Closing which will state the Shares have not been registered under the Securities Act of 1933 and may not be offered, sold or transferred unless and until such Shares are registered under said Act or such registration is not required.

          SECTION 5.  SURVIVAL AND INDEMNIFICATION

          The representations and warranties in this Agreement will survive the Closing. Each party shall indemnify and hold harmless the other from any and all loss, liability, cost, expense, claim or obligation arising from any breach of any representation and warranty or failure to fulfill any covenant hereunder.

          SECTION 6.  COVENANTS

          6.1. Proxy. Seller hereby revokes any and all proxies heretofore granted with respect to its Shares and, until October 15, 1997 or such longer period as this Agreement remains in effect, hereby irrevocably appoints, in accordance with Section 212 of the Delaware General Corporation Law, the Chairman and Chief Executive Officer, the Assistant Secretary, the President or any Vice President (from time to time) of Buyer, and each of them, as attorney-in-fact and proxy of the Seller to attend any and all meetings of the stockholders of the Company and to vote its Shares (whether held directly or through Sage RHH, a partnership controlled by Seller), and to represent and otherwise to act for the Seller in the same manner and with the same effect as if the Seller were personally present and to act by consent in the same manner and with the same effect as if the Seller were executing such consent, with respect to any matter (in the name of Seller or Sage RHH); provided, however, that notwithstanding anything to the contrary contained in this Section 6.1, from and after the date of any failure by Buyer to pay the Purchase Price and related interest for that portion of the Shares to be purchased by Buyer on a particular Purchase Date as specified in Section 1 (hereinafter a "Buyer Default"), this proxy shall immediately thereafter be, without further action by Seller, revoked and of no further force, effect or validity as to such Shares and as to all other Shares scheduled to be purchased after such Purchase Date. Seller agrees that, so long as this Agreement remains in effect, such Seller will not execute or deliver to others any proxy with respect to its Shares (whether held directly or through Sage RHH, a partnership controlled by Seller) and will promptly provide Buyer with copies of any shareholders' communications received by the Seller and will not take any other action inconsistent with this proxy. Except as set forth in this Section 6.1, the foregoing appointment shall (a) be irrevocable, and (b) be deemed coupled with an interest in that Buyer has obtained the right to purchase the Shares hereunder.

          6.2. Shares. Seller hereby covenants and agrees that the Seller will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Shares (whether held directly or through Sage RHH, a partnership controlled by Seller) or grant any rights with respect to the Shares (whether held directly or through Sage RHH, a partnership controlled by Seller), or enter into any agreement with respect thereto, except pursuant to the terms hereof and except that this restriction shall terminate and shall not apply after a Buyer Default.

          SECTION 7.  GENERAL PROVISIONS

          7.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by telecopy.

          7.2. Expenses. Each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

          7.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together constitute one and the same instrument.

          7.4. Entire Transaction. This Agreement contains the entire understanding among the parties with respect to the actions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof.

                                  *     *     *

          IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed all as of the date first written above.



SAGE CAPITAL CORPORATION           PETTIBONE CORPORATION



By:  /s/ Andrew Sage               By:  /s/ Michael Heisley
     Andrew Sage, President             Its: